EXHIBIT (j)(2)



                                INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in this Post-Effective Amendment No. 15 to the Registration Statement (1933 Act File No. 33-71320) on Form N-1A of Eaton Vance Municipals Trust II of our reports each dated March 2, 2001 of High Yield Municipals Portfolio and Eaton Vance High Yield Municipals Fund included in the January 31, 2001 Annual Report to Shareholders of Eaton Vance High Yield Municipals Fund.

     We also consent to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Other Service Providers" in the Statement of Additional Information in such Registration Statement.

                                  /s/ Deloitte & Touche LLP
                                  DELOITTE & TOUCHE LLP

May 23, 2001
Boston, Massachusetts